Exhibit 99.1

Theragenics® Reports Record Revenue with 2009 Results

$78.3 Million is Highest Annual Revenue in 29-Year History

Pro forma Organic Growth of 10% in Surgical Products Segment for 2009

Supply and Reseller Agreement with Core Oncology adds to Momentum for 2010

BUFORD, Ga.--(BUSINESS WIRE)--February 11, 2010--Theragenics Corporation (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced consolidated financial results for the fourth quarter and year ended December 31, 2009. Consolidated results include the results of NeedleTech Products, Inc. (“NeedleTech”) subsequent to its acquisition by Theragenics on July 28, 2008. The terms "Company", "we", "us", or "our" mean Theragenics Corporation and all entities included in our consolidated financial statements.

Highlights

  Recorded consolidated revenue of $18.7 million in the fourth quarter and $78.3 million for the full year.
  Achieved 17% organic revenue growth in our surgical products business for the fourth quarter and 10% pro forma organic growth for the year, compared to 2008.
  EPS for the quarter was $0.01, compared to a loss of $1.89 per share in 2008. Excluding 2008 impairment charges, EPS was $0.01 in the fourth quarter of 2008.
  EPS for the year was $0.09, compared to a loss of $1.77 per share in 2008. Excluding 2008 impairment charges, EPS was $0.13 for 2008.
  Completed the year with cash and cash equivalent of $45.3 million and outstanding borrowings under our credit agreement of $30.3 million for a net positive cash position of $15.0 million.
  Adjusted EBITDA was $13.1 million and cash flow from operations was $11.6 million for 2009.
  In early 2010, we announced a supply and reseller agreement with Core Oncology for our brachytherapy segment. Core is a recognized leader in the brachytherapy industry. We expect Core to represent at least 10% of our brachytherapy segment revenue in 2010.
  Research and Development (“R&D”) expenses increased $860,000 over 2008. This reflects investments to support future growth in the surgical products segment, a strategic initiative that was launched in late 2008.
  Continued our initiative to update and standardize our information technology (“IT”) systems and infrastructure across all of our businesses.
  Purchased a larger facility for increased capacity in our specialty needle manufacturing. We expect to complete improvements and move to this new facility in 2010.
  Capital expenditures were $5.0 million in 2009, reflecting our investments in manufacturing capacity for our surgical products business and in corporate wide IT.

Consolidated Results

Consolidated revenue for the quarter was $18.7 million, an increase of 3% over fourth quarter 2008. For the year, consolidated revenue was $78.3 million, an increase of 16% over 2008. Our 2009 results include the results of NeedleTech for the entire year. In 2008, NeedleTech results were included subsequent to acquisition in July 2008. On a pro forma basis, as if NeedleTech was included in the pre-acquisition period in 2008, our consolidated revenue increased 1% in 2009 compared to 2008.

Net income for the fourth quarter of 2009 was $398,000 or $0.01 per share compared to a net loss of $62.5 million, or a net loss of $1.89 per share in 2008. In the fourth quarter of 2008 we recorded impairment charges primarily for goodwill of $62.9 million, net of tax. Excluding 2008 impairment charges, net earnings were $401,000 or $0.01 per share in fourth quarter of 2008. For the year ended December 31, 2009, net income was $3.1 million or $0.09 per share compared to a net loss of $58.5 million or a net loss of $1.77 per share in 2008. Excluding 2008 impairment charges, net earnings were $4.3 million or $0.13 per share for the year ended December 31, 2008. We had a number of items (other than the 2008 impairment charges) affecting comparability between the periods, including the following:

  Non-cash charges related to the NeedleTech acquisition of $295,000 in the fourth quarter of 2008 and $885,000 for the year ended December 31, 2008 did not recur in 2009.
  Consolidated R&D expenses, including expenses related to our new R&D group implemented in late 2008, increased by $860,000 in 2009 compared to 2008.
  Interest income in the 2009 periods declined $134,000 in the fourth quarter and $1.0 million for the year, compared to the 2008 periods. This is primarily a result of the significant decline in returns on our investments in cash, cash equivalents and marketable securities.

Segment Results

In 2009 we changed the manner in which we allocate the cost of corporate activities to our business segments. Operating expenses associated with corporate activities are now allocated based on the relative revenue of each business segment. With the continued integration of our acquired companies and the launch of the surgical products R&D program, we believe this method more accurately reflects the utilization of corporate resources. This is also the method we now use internally to review results and allocate resources. Previously, a large portion of expenses associated with corporate activities was charged to the brachytherapy segment. Segment results for the 2008 periods have been restated to reflect this change in the method of allocating corporate expenses. This change had no effect on the consolidated results of operations previously reported for the 2008 periods.

Surgical Products Segment

Revenue in our surgical products segment was $13.5 million in the fourth quarter of 2009, an increase of 17% over 2008. Results from our 2008 acquisition of NeedleTech were included in the full quarterly period for both 2009 and 2008. For the year, revenue in our surgical products segment was $53.7 million in 2009, an increase of 38% over 2008. On a pro forma basis, as if NeedleTech was included in the pre-acquisition period in 2008, our surgical products revenue increased 10% in the year ended December 31, 2009 compared to 2008. Operating income in the surgical products segment for the fourth quarter of 2009 was $158,000, compared to a loss (excluding impairment charges) of $534,000 in 2008. For the year, operating income was $1.7 million in 2009 compared to operating income of $1.2 million (excluding impairment charges) in 2008. Other than the 2008 impairment charges, items that affected comparability of the periods included non-cash charges related to the NeedleTech acquisition totaling $295,000 in the fourth quarter of 2008 and $885,000 for the year ended December 31, 2008. These charges did not recur in 2009. In addition, R&D expenses in our surgical products segment increased by $927,000 in 2009 over 2008. This is primarily a result of the R&D program implemented in our surgical products business late in 2008. Our surgical products segment also absorbed a larger portion of our corporate overhead in the 2009 periods.

Brachytherapy Seed Segment

Revenue in our brachytherapy segment declined 19% in the fourth quarter and 13% for the year compared to 2008. Operating income was $632,000 in the fourth quarter of 2009 compared to $1.6 million in 2008 (excluding impairment charges). For the year ended December 31, 2009, operating income was $4.1 million compared to $5.8 million in 2008 (excluding impairment charges). The decline in revenue in the 2009 periods was partially offset by a decline in operating expenses, including the elimination of carrying costs of the Oak Ridge facility, which was sold in July 2008. Our brachytherapy segment also benefited from absorbing a smaller portion of our corporate overhead in the 2009 periods.

“We delivered the highest annual revenue in our 29 year history,” stated M. Christine Jacobs, Chairman and CEO. “Our surgical products segment achieved 17% organic growth in the fourth quarter and 10% pro forma organic growth for the year. We think this is an exceptional result, especially given the overall economy in which we have been operating. Our brachytherapy business continues to be profitable and deliver positive cash flows, even as we continue to be affected by the industry-wide decline in procedures. We announced our new agreement with Core Oncology in early January. While Core is also affected by the industry slow down in brachytherapy, this agreement provides a new source of revenue for us and a reliable palladium supply for Core.”

Ms. Jacobs concluded, “We achieved record revenues along with solid earnings and operating cash flow in one of the most challenging environments in generations. Our surgical products platform is coming together nicely. We are sharing strengths, producing results and solidifying future prospects. Our brachytherapy business is a pillar of strength in an embattled industry, and we are starting the new year off with new opportunities. Earlier in the year we obtained a new credit agreement in a very difficult credit market. We think our strategy has delivered. In many ways, 2009 has been our best year ever.”

Tables I and II to this press release contain condensed consolidated statements of operations and balance sheets. Pro forma revenue by segment is summarized in Table III, and operating income excluding impairment charges by segment is summarized in Table IV. Table V includes a reconciliation of U.S. GAAP reported net earnings to net earnings excluding impairment charges for 2008. Table VI includes a reconciliation of GAAP reported net earnings to net earnings before interest, taxes, depreciation, amortization and share compensation (Adjusted EBITDA) excluding impairment charges.

Theragenics will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and provide the conference ID 53872776. This call is also being broadcast live over the Internet, and a recording will be available for one month on our website. To access the webcast, log on to www.theragenics.com and select Investor Relations followed by selecting “Company Presentations.” You also can access a phone replay of the call until Midnight, February 18, 2010 by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 53872776.

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. The surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, and other needle-based products. The surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. The brachytherapy business manufactures and markets its premier product, the palladium-103 TheraSeed® device (www.theraseed.com) and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. For additional information, call our Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

This press release contains disclosure of non-GAAP financial measures, including: net income excluding impairment charges; EPS excluding impairment charges; operating income excluding impairment charges and; earnings before interest, taxes, depreciation, amortization and share based compensation (which we refer to as “Adjusted EBITDA”) and Adjusted EBITDA excluding impairment charges. We believe operating income, net income and EPS excluding impairment charges are useful measures in helping investors understand our results on a comparable basis between periods. We also believe Adjusted EBITDA and Adjusted EBITDA excluding impairment charges provides an additional and meaningful assessment of our ongoing results and performance. Because we have historically reported what we currently refer to as Adjusted EBITDA, we also believe that the inclusion of this non-GAAP measure provides consistency in our financial reporting and facilitates investors' understanding of our historic operating trends by providing an additional basis for comparisons to prior periods. In addition to measures such as net income and operating income as calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we utilize Adjusted EBITDA 1) to establish financial and operational goals; 2) to monitor our actual performance in relation to our business plan and operating budgets; 3) to understand key trends; 4) to make operational decisions and allocate resources; and 4) as part of several components we consider in determining incentive compensation. We believe presentation of theses non-GAAP financial measures provide supplemental information that is helpful to an understanding of the operating results of our businesses and period-to-period comparisons of performance. However, we recognize that the use of non-GAAP measures has limitations, including the fact that they may not be directly comparable with similar non-GAAP financial measures used by other companies. We compensate for these limitations by providing full disclosure of each non-GAAP financial measure and providing a reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as substitute for, financial information prepared in accordance with GAAP. For a reconciliation of non-GAAP measures from GAAP reported amounts, please see the supplemental information included with this press release.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future growth, opportunities and investments, and anticipated positive results in general. From time to time the Company may make other forward-looking statements relating to other matters, including without limitation, research and development plans, investment in the Company’s surgical products business, investments in IT systems and expectations for new distributors. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the integration of acquired companies into the Theragenics organization, the timing and the ability to capitalize on opportunities for investment and growth within the surgical products business, ability to recognize value from areas of shared expertise, risks and uncertainties related to competition within the medical device industry, development and growth of new applications within the markets for wound closure, vascular access, specialty needle, brachytherapy and, more broadly, medical devices, competition from other companies within the wound closure, vascular access, specialty needle, brachytherapy and medical device markets, competition from other methods of treatments, new product development cycles, effectiveness and execution of marketing and sales programs, changes in product pricing, changes in costs of materials used in production processes, changes in the ordering patterns of our customers, continued acceptance and demand for the Company’s products by the markets in which it operates, introduction and/or availability of competitive products by others, potential changes in third-party reimbursement, including Medicare reimbursement as administered by the Centers for Medicare and Medicaid Services (CMS), implementation of new legislation by CMS, physician training, third-party distribution agreements, ability to execute on acquisition opportunities on favorable terms and successfully integrate any acquisitions, potential changes in applicable tax rates, uncertainties related to the credit and investment markets and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

TABLE I THERAGENICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands except per share data)

	Three Months Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08
Product sales	$18,379	$17,902	$77,151	$66,447
Licensing and fee income	307	201	1,175	911
Total revenue	18,686	18,103	78,326	67,358
Cost of sales	11,718	10,730	44,953	36,264
Gross profit	6,968	7,373	33,373	31,094
Operating expenses:
Selling, general & administrative	4,875	4,922	22,020	20,500
Amortization of purchased intangibles	846	790	3,441	2,410
Research & development	448	633	2,160	1,300
Non-cash impairment charges	-	70,376	-	70,376
Change in estimated value of asset held for sale	-	-	-	(142)
(Gain) loss on disposal of equipment	-	-	3	(5)
	6,169	76,721	27,624	94,439
Operating income (loss)	799	(69,348)	5,749	(63,345)
Non-operating items:
Interest income	2	136	25	1,065
Interest expense	(218)	(323)	(865)	(841)
Other	2	(92)	3	53
	(214)	(279)	(837)	277
Earnings (loss) before income taxes	585	(69,627)	4,912	(63,068)
Income tax expense (benefit)	187	(7,172)	1,837	(4,528)
Net earnings (loss)	$398	$(62,455)	$3,075	$(58,540)
Earnings (loss) per share:
Basic	$0.01	$(1.89)	$0.09	$(1.77)
Diluted	$0.01	$(1.89)	$0.09	$(1.77)
Weighted average shares:
Basic	33,176	33,002	33,145	33,066
Diluted	33,304	33,002	33,269	33,066

TABLE II THERAGENICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)

Assets	12/31/09	12/31/08
Cash, cash equivalents
& marketable securities	$45,326	$40,595
Trade accounts receivable	8,999	8,532
Inventories	11,636	11,667
Deferred income tax asset	1,096	2,158
Refundable income taxes	645	1,504
Prepaid expenses & other current assets	857	1,129
Total current assets	68,559	65,585
Property and equipment, net	31,999	30,035
Intangible assets	15,464	18,720
Other long-term assets	86	79
Total assets	$116,108	$114,419

Liabilities & Shareholders’ Equity
Accounts payable & accrued expenses	$5,639	$5,301
Income taxes payable	-	209
Short-term borrowings	3,333	32,000
Total current liabilities	8,972	37,510

Long-term debt	27,000	-
Deferred income tax liability, long-term	1,365	2,006
Other long-term liabilities	1,118	793
Total long-term liabilities	29,483	2,799

Shareholders’ equity	77,653	74,110
Total liabilities & shareholders’ equity	$116,108	$114,419

TABLE III THERAGENICS CORPORATION AND SUBSIDIARIES PRO FORMA REVENUE BY SEGMENT (Unaudited) (In thousands)

The following unaudited pro forma summary for 2008 combines the Company’s revenue with that of NeedleTech as if the July 2008 acquisition had occurred on January 1, 2008. This unaudited pro forma information is not intended to represent or be indicative of the Company’s consolidated results of operations that would have been reported had the acquisition been completed as of January 1, 2008, and should not be taken as indicative of the Company’s future consolidated results of operations.

	Three Months Ended 12/31/09				Three Months Ended 12/31/08
	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated
Revenue, US GAAP	$13,490	$5,323	$(127)	$18,686	$11,571	$ 6,566	$(34)	$18,103
Revenue in pre-acquisition period	-	-	-	-	-	-	-	-
Pro forma revenue	$13,490	$5,323	$(127)	$18,686	$11,571	$ 6,566	$(34)	$18,103

	Year Ended 12/31/09				Year Ended 12/31/08
	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated
Revenue, US GAAP	$53,660	$24,966	$(300)	$78,326	$38,779	$28,787	$(208)	$67,358
Revenue in pre-acquisition period (1)	-	-	-	-	10,061	-	-	10,061
Pro forma revenue	$53,660	$24,966	$(300)	$78,326	$48,840	$28,787	$(208)	$77,419

(1) Revenue of NeedleTech for the period January 1, 2008 to July 28, 2008, representing the period prior to acquisition by Theragenics.

TABLE IV THERAGENICS CORPORATION AND SUBSIDIARIES OPERATING INCOME EXCLUDING IMPAIRMENT CHARGES BY SEGMENT (Unaudited) (In thousands)

	Three Months Ended 12/31/09				Three Months Ended 12/31/08
	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated
Operating income (loss)(1) US GAAP	$158	$632	$9	$799	$(68,332)	$(1,015)	$(1)	$(69,348)
Impairment charges(2)	-	-	-	-	67,798	2,578	-	70,376
Operating income (loss) excl. impairment charges (a)	$158	$632	$9	$799	$(534)	$1,563	$(1)	$ 1,028

	Year Ended 12/31/09				Year Ended 12/31/08
	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated
Operating income (loss)(1) US GAAP	$1,664	$4,081	$4	$5,749	$(66,595)	$3,233	$17	$(63,345)
Impairment charges(2)	-	-	-	-	67,798	2,578	-	70,376
Operating income excl. impairment charges (a)	$1,664	$4,081	$4	$5,749	$1,203	$5,811	$17	$7,031

(1) In 2009, we changed the manner in which we allocate the cost of corporate activities to our business segments. Operating expenses associated with corporate activities are now allocated based on the relative revenue of each business segment. Previously, a large portion of expenses associated with corporate activities was charged to the brachytherapy segment. Segment results for the 2008 periods have been restated to reflect this change. This change had no effect on our consolidated results of operations previously reported for the 2008 periods.
(2) Non-recurring and non-cash charges for impairment of goodwill and trade names in 2008. These intangible assets were not previously subject to amortization.
(a) Represents a non-GAAP financial measure. See page 4 of this press release for information on non-GAAP financial measures.

TABLE V THERAGENICS CORPORATION AND SUBSIDIARIES NET EARNINGS AND EARNINGS PER SHARE EXCLUDING IMPAIRMENT CHARGES (Unaudited) (In thousands, except per share data)

	Three Months Ended 12/31/08	Year Ended 12/31/08
Net loss, U.S. GAAP	$(62,455)	$(58,540)
Add: Non-recurring and non-cash impairment charges (1)	70,376	70,376
Less: Deferred tax benefit from impairment charges (1)	(7,520)	(7,520)
Net earnings excluding impairment charges (a)	$401	$4,316

Weighted average shares as reported:
Basic	33,002	33,066
Diluted	33,002	33,066

Weighted average shares as recomputed excluding impairment charges (a):
Basic	33,002	33,066
Diluted	33,076	33,227

Loss per share as reported:
Basic	$(1.89)	$(1.77)
Diluted	$(1.89)	$(1.77)

Earnings per share excluding impairment charges (a):
Basic	$0.01	$0.13
Diluted	$0.01	$0.13

(1) Non-cash impairment charges related to goodwill and trade names in 2008, with related deferred income tax benefit. Goodwill and trade names were not previously subject to amortization. The tax benefit was calculated by determining income taxes including impairment charges and income taxes excluding impairment charges.

(a) Represents a non-GAAP financial measure. See page 4 of this press release for information on non-GAAP financial measures.

TABLE VI THERAGENICS CORPORATION AND SUBSIDIARIES RECONCILIATION OF NON GAAP FINANCIAL MEASURES (Unaudited) (In thousands)

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA) AND ADJUSTED EBITDA EXCLUDING IMPAIRMENT CHARGES

	Three Months Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08
Net earnings, US GAAP	$ 398	$(62,455)	$ 3,075	$(58,540)
Income tax expense (benefit)	187	(7,172)	1,837	(4,528)
Interest income	(2)	(136)	(25)	(1,065)
Interest expense	218	323	865	841
Other non-operating income/expense	(2)	92	(3)	(53)
Operating income (loss)	799	(69,348)	5,749	(63,345)
Depreciation and amortization	1,742	1,927	6,927	6,361
Share-based compensation amortization	53	153	450	634
Adjusted EBITDA(a)	$ 2,594	(67,268)	$13,126	(56,350)
Non-cash impairment charges(1)	-	70,376	-	70,376
Adjusted EBITDA excluding impairment charges	$ 2,594	$ 3,108	$13,126	$14,026

(a) Represents a non-GAAP financial measure. See page 4 of this press release for information on non-GAAP financial measures. The Company currently refers to earnings before interest, taxes, depreciation, amortization and share based compensation as “Adjusted EBITDA.”

(1) Non-cash impairment charges related to goodwill and trade names. Goodwill and trade names were not previously subject to amortization.

CONTACT:
Theragenics
Frank Tarallo, 800-998-8479 - 770-271-0233
CFO & Treasurer
or
Lisa Rassel, 800-998-8479 - 770-271-0233
Manager of Investor Relations
Website: www.theragenics.com